Exhibit 10.121

Private and confidential

3rd January 2019

DATED

3rd January 2019

EMPLOYMENT CONTRACT

between

ARRIVAL LTD

And

Avinash Rugoobur

[1]

Certain portions of this exhibit have been redacted in accordance with Item 601(a)(6) of Regulation S-K. This information is not material and disclosure of such information would constitute an unwarranted invasion of personal privacy. “[*]” indicates that information has been redacted.

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THIS AGREEMENT is made on 3rd January 2019

PARTIES

(1)	Arrival Limited incorporated and registered in England and Wales with company number 09475811 whose registered office is Beaumont House, Kensington Village, London. W14 8TS (the “Company”).

(2)	Avinash Rugoobur (the “Employee” or “you”) of [*].

Agreed terms

1.	INTERPRETATION

1.1	The definitions and rules of interpretation in this clause 1 apply in this agreement.

“Appointment” means your employment by the Company on the terms of this agreement.

“Capacity” means as agent, consultant, director, employee, owner, partner, shareholder or in any other capacity.

“Commencement Date” means TBC.

“Confidential Information” means information (whether or not recorded in documentary form, or stored on any magnetic or optical disk or memory) relating to the business, products, affairs and finances of the Company/any Group Company for the time being confidential to the Company/any Group Company and trade secrets including, without limitation, technical data and know-how relating to the business of the Company/any Group Company or any such company’s business contacts, including in particular (by way of illustration only and without limitation):

◾

details of the requirements of contractors (whether they be clients, suppliers, consultants or other contractors) of the Company/any Group Company, including the fees and commissions charged to or by them and the terms of business with them;

◾	any information or document relating to the Company’s or any Group Company’s expansion plans, business strategy and marketing plans;

◾	the Company’s or any Group Company’s financial information, results and forecasts;

◾	the Company’s or any Group Company’s employees and officers and of the remuneration and other benefits paid to them;

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◾	any incident or investigation relating to the Company’s or any Group Company’s operations and business;

◾	information relating to pitches and tenders contemplated, offered or undertaken by the Company or any Group Company;

◾	confidential reports or research commissioned by or provided to the Company or any Group Company;

◾	any trade secrets of the Company or any Group Company including know-how and confidential transactions;

◾

details of any project on software development or any information relating to any type of replicated digital data medium including magnetic media tape, CD ROM or data designed to be circulated on the internet or any information relating to the production methods, tools, and techniques used by the Company or any Group Company in the course of its business;

◾	information relating to the research activities, inventions, secret processes, designs formulae and product lines undertaken by or on behalf of the Company or any Group Company; and

◾	any information which you are told is confidential and any information which has been given to the Company or any Group Company in confidence by clients, suppliers or other persons.

“Employment Inventions” means any Invention made wholly or partially by you at any time during the course of your Appointment with the Company (whether or not during working hours or using Company premises or resources, and whether or not recorded in material form).

“Employment IPRs” means Intellectual Property Rights created wholly or partially by you in the course of your Appointment with the Company (whether or not during working hours or using Company premises or resources and whether or not recorded in material form).

“Group Company” means the Company, its Subsidiaries or Holding Companies from time to time and any Subsidiary of any Holding Company from time to time.

“Incapacity” means any sickness, injury or other medical disorder or condition which prevents you from carrying out your duties.

“Intellectual Property Rights” means patents, rights to Inventions, copyright and related rights, trademarks, trade names and domain names, rights in get-up, goodwill and the right to sue for passing off. unfair competition rights, rights in designs, rights in computer software, database rights, topography rights, rights to use and preserve the confidentiality

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of information (including know-how and trade secrets) and any other intellectual property rights, in each case whether registered or unregistered and including all applications (or rights to apply) for and be granted, renewals or extensions of, and rights to claim priority from, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world.

“Invention” means any invention, idea, discovery, development, improvement or innovation, whether or not patentable or capable of registration, and whether or not recorded in any medium.

“Policies and Procedures” means the Company’s policies and procedures as amended from time to time.

“Restricted Customer” means any firm, company or person who, during the 12 month(s) before Termination, was a customer or prospective customer of or was in the habit of dealing with the Company (including any Original Equipment Manufacturer (OEM) who was in contact with the Company regarding the licensing, development or manufacture of any range extended electric vehicle (REEV) powertrain) with whom you had contact or about whom you became aware or were informed of in the course of your employment (which for the avoidance of doubt includes KAMAZ – the Russian truck manufacturing company and its Subsidiaries and Holding Companies).

“Restricted Person” means anyone employed by the Company (but not including any employee who carried out a purely administrative support role) and with whom you dealt with in the 12 month(s) before Termination in the course of your employment”.

“Restricted Supplier” means any business concern who supplies the Company with specific parts for the REEV powertrain and/or supplies the Company with specific parts to incorporate the REEV powertrain into any vehicle the Company is manufacturing, selling or licensing, including: Magtec Systems Technology and Integral Powertrain Ltd.

“Termination” means the termination of your employment with the Company however caused.

1.2	The headings in this agreement are inserted for convenience only and shall not affect its construction.

1.3

A reference to a particular law is a reference to it as it is in force for the time being taking account of any amendment, extension, or re-enactment and includes any subordinate legislation for the time being in force made under it.

1.4	Unless the context otherwise requires, words in the singular include the plural and in the plural include the singular.

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1.5	References to clauses are to clauses of this agreement.

1.6	This agreement is executed as a deed by the parties to it with the intention that it should take effect as a deed.

2.	TERM OF APPOINTMENT

2.1

Your Appointment shall commence on the Commencement Date and shall continue, subject to the remaining terms of this agreement, until terminated by either party giving the other not less than six month’s prior notice in writing.

2.2	No employment with a previous employer counts towards your period of continuous employment with the Company.

2.3

You consent to the transfer of your Appointment from the Company to any Group Company and from one Group Company to another Group Company under this agreement at any time during your Appointment. In the case of any such transfer any reference to the Company in this agreement shall be deemed to be to the relevant Group Company.

3.	EMPLOYEE WARRANTIES

3.1

You represent and warrant to the Company that, by entering into this agreement or performing any of your obligations under it, you will not be in breach of any court order or any express or implied terms of any contract or other obligation binding on you and undertake to indemnify the Company against any claims, costs, damages, liabilities or expenses which the Company may incur as a result if you are in breach of any such obligations.

3.2	You warrant that you are entitled to work in the United Kingdom without any additional approvals and that you will notify the Company immediately if you cease to be so entitled during the Appointment.

4.	DUTIES

4.1

You shall serve the Company as Chief of Strategy or such other role as the Company considers appropriate. You undertake to work to the best of your ability and to use your best endeavours to promote, develop and extend the Company’s business and interests. The Company requires the highest standards from you in your performance of your work and your general conduct.

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4.2	During the Appointment you shall:

(a)	be diligent, honest and ethical in the performance of your duties and during working hours devote the whole of your time, attention and abilities to the Company unless prevented by incapacity;

(b)

diligently exercise such powers and perform such duties as may from time to time be assigned to you by the Company together with such person or persons as the Company may appoint to act jointly with you;

(c)	comply with all reasonable and lawful directions given to you by the Company;

(d)	promptly make such reports to your line manager as appropriate in connection with the affairs of the Company on such matters and at such times as are reasonably required;

(e)	report any wrongdoing or proposed wrongdoing by you or of any other employee or director of the Company to your line manager or Talent Manager as appropriate, immediately on becoming aware of it;

(f)	use your best endeavours to promote, protect, develop and extend the business of the Company; and

(g)

consent to the Company monitoring and recording any use that you make of the Company’s electronic communications systems for the purpose of ensuring that the Company’s rules are being complied with and for legitimate business purposes.

4.3

You shall comply with the Policies and Procedures to be made available to you electronically as amended from time to time. To the extent that there is any conflict between the terms of this agreement and the Policies and Procedures this agreement shall prevail.

4.4

All documents, manuals, hardware and software provided for your use by the Company, and any data or documents (including copies) produced, maintained or stored on the Company’s computer systems or other electronic equipment (including mobile phones), remain the property of the Company.

5.	PLACE OF WORK

5.1

Your normal place of work shall be at Beaumont House, Kensington Village, London, W14 8TS or such other place within a reasonable area which the Company may reasonably require the proper performance and exercise of your duties.

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5.2	You agree to travel on the Company’s business (both within the United Kingdom and abroad) as may be required for the proper performance of your duties under the Appointment.

6.	HOURS OF WORK

Your normal working hours shall be 9.00am to 5.30pm on Mondays to Fridays but you will be expected to work such additional hours as the demands of the business require and for the proper performance of your duties. No additional payment will be made for such hours.

7.	SALARY

7.1	You shall be paid a salary of £330,000 per annum.

7.2	Your salary shall accrue from day to day and be payable monthly on or about the last day of each month representing the work for that month directly into your bank or building society.

7.3	In addition to your salary, you will be able to expense up to £1,000 per calendar month for a personal car allowance.

7.4	In addition to your salary, you will be provided with a relocation allowance of up to £50,000.

7.5

The Company may on occasion review your pay. There is no contractual entitlement to any pay increase. There will be no review of the salary after notice has been given by either party to terminate the Appointment.

7.6	The Company may deduct from the salary, or any other sums owed to you, any money owed to the Company by you.

8.	EXPENSES

8.1

The Company shall reimburse (or procure the reimbursement of) all reasonable expenses wholly, properly and necessarily incurred by you in the course of the Appointment, subject to the agreement of any expenses in advance in writing from your line manager and the production of VAT receipts or other appropriate evidence of payment. You shall abide by the Company’s policies on expenses as communicated and agreed by your line manager and as outlined in the Company’s expenses policy which may be updated from time to time.

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8.2	Any credit card supplied to you by the Company shall be used only for expenses agreed in writing in advance by your line manager in the course of your Appointment.

9.	HOLIDAYS

9.1

You shall be entitled to 23 working days paid holiday in each holiday year and up to 8 statutory bank holidays. The exact dates of the relevant public holidays will be notified to you each year. The office will be closed between Christmas and New Year and this period will be in addition to your annual leave. If for any reason you should be required to work any of the days during the period between Christmas and New Year you will be entitled to the same number of days worked to be taken as holiday in lieu. The Company’s holiday year runs between 1 January to 31 December each year. If the Appointment commences or terminates part way through a holiday year, your entitlement during that holiday year shall be calculated on a pro rata basis rounded up to the nearest half day.

9.2	You will, if required by the Company, work on any public (or bank) holiday (except for Christmas Day and Easter Day). If you work on a public holiday, you will be entitled to a day’s holiday in lieu.

9.3

Holiday shall be taken at such time or times as shall be approved in advance by your line manager. You will not without prior written consent from your line manager, be entitled to carry forward any accrued holiday entitlement from one holiday year to the next.

9.4

Pay in lieu of holiday not taken will not be made except (where appropriate) on Termination (except for termination for one of the reasons given as detailed in clause 14 under termination or if the Company exercises its option to require you to stay at home).

9.5

In the event of Termination, you consent to a deduction being made from your salary equivalent to any holiday taken in excess of accrued entitlement. If your final salary payment is insufficient to allow for the whole of any such deduction, you will be required to repay the outstanding amount due to the Company within one month of Termination.

9.6	If either party has served notice to terminate your Appointment, the Company may require you to take any accrued but unused holiday entitlement during the notice period.

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10.	INCAPACITY

10.1

You shall notify your manager at the earliest opportunity if you are unable to perform your duties due to sickness or injury and in any event by 10.00am on the first day of absence. For periods of absence totalling 7 days or more, you will be required to produce a medical certificate from your doctor stating the reasons for your absence, and subsequent medical certificates for the total duration of your period of absence. You may also be required to produce a medical certificate confirming your fitness to return to work.

10.2

Subject to your compliance with this agreement and the Company’s sickness absence Policies and Procedures (as amended from time to time), you shall continue to receive your full salary and contractual benefits during any period of absence due to Incapacity for up to an aggregate of 15 working days per annum for the period which runs from 1 January to 31 December. Such payment shall be inclusive of any statutory sick pay due in accordance with applicable legislation.

10.3

You agree to consent to medical examinations (at the Company’s expense) by a doctor nominated by the Company should the Company so require. You agree that any report produced in connection with any such examination may be disclosed to the Company and the Company may then discuss the contents of the report with the relevant doctor.

10.4

Any statement made by you or made on your behalf, and/or any document produced by you or on your behalf relating to your absence from work due to sickness or injury which the Company reasonably believes to be untrue and/or misleading or to have been falsified will be treated as gross misconduct and may result in your summary dismissal. You will forfeit your entitlement to sick pay for reasons, including but not limited to, (i) if you refuse to take a medical examination; (ii) you fail to comply with the notification and certification requirements imposed by the Company from time to time. You; (iii) you make or produce any misleading or untrue statement or document as provided above; or (iv) disciplinary proceedings are pending against you.

11.	CONFIDENTIAL INFORMATION

11.1	You acknowledge that in the course of the Appointment you will have access to Confidential Information. You therefore agree to accept the restrictions in this clause 11.

11.2

You shall observe strict secrecy as to the affairs and dealings of the Company and not (except in the proper course of your duties), either during your Appointment or at any time after Termination, use or disclose to any person, Company or other organisation whatsoever (and shall use your best endeavours to prevent the publication or disclosure of) any Confidential Information. This shall not apply to:

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(a)	any use or disclosure authorised in writing by the Company or required by law;

(b)	any information which is already in, or comes into, the public domain other than through your unauthorised disclosure; or

(c)	any protected disclosure within the meaning of section 43A of the Employment Rights Act 1996.

11.3

You must not publish any literature, deliver any lecture or make any communication to the media (including the press, radio, television or the internet) relating to the Company’s business or to any matters to which the Company may be concerned without the prior written authority of a Director.

12.	INTELLECTUAL PROPERTY

12.1

You acknowledge that all Employment IPRs, Employment Inventions and all materials embodying them shall automatically belong to the Company to the fullest extent permitted by law. To the extent that they do not vest in the Company automatically, you agree to hold them on trust for the Company without payment by the Company and shall transfer them promptly upon a request by the Company.

12.2

You acknowledge that, because of the nature of your duties and the particular responsibilities arising from the nature of your duties, you have, and you shall have at all times whilst you are employed by the Company, a special obligation to further the interests of the Company.

12.3

To the extent that legal title in any Employment IPRs or Employment Inventions does not vest in the Company by virtue of clause 12.1, you agree, immediately on creation of such rights and Inventions, to offer to the Company in writing a right of first refusal to acquire them on arm’s length terms to be agreed between the parties. If the parties cannot agree on such terms within 30 days of the Company receiving the offer (or requesting the offer from you), the Company shall refer the dispute for determination to an expert who shall be appointed by such independent body as the Company may determine. The expert’s decisions shall be final and binding on the parties in the absence of manifest error, and the costs of arbitration shall be borne equally by the parties. The parties will be entitled to make submissions to the expert and will provide (or procure that others provide) the expert with such assistance and documents as the expert reasonably requires for the purpose of reaching a decision. You agree that the provisions of this clause 12 shall apply to all Employment IPRs and Employment Inventions to which this clause 12.3 is applicable until such time as the Company has agreed in writing that you may offer them for sale to a third party.

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12.4	You agree:

(a)	to give the Company full written details of all Employment IPRs and Employment Inventions which relate to or are capable of being used in the business of the Company promptly on their creation;

(b)

at the Company’s request and in any event on Termination to give to the Company all originals and copies of correspondence, documents, papers and records on all media which record or relate to any of the Employment IPRs and Employment Inventions;

(c)	not to attempt to register any Employment IPR nor patent any Employment Invention unless requested to do so by the Company; and

(d)	to keep confidential each Employment Invention and Employment IPR unless the Company has consented in writing to its disclosure by you.

12.5

You waive all your present and future moral rights which arise under the Copyright Designs and Patents Act 1988, and all similar rights in other jurisdictions relating to any copyright which forms part of the Employment IPRs, and agree not to support, maintain or permit any claim for infringement of moral rights in such copyright works.

12.6

You acknowledge that, except as provided by law, no further remuneration or compensation other than that provided for in this agreement is or may become due to you in respect of your compliance with this clause. This clause is without prejudice to your rights under the Patents Act 1977.

12.7

You undertake to use your best endeavours to execute all documents and do all acts both during and after your Appointment by the Company as may, in the opinion of the Company, be necessary or desirable to vest the Employment IPRs in the Company, to register them in the name of the Company and to protect and maintain the Employment IPRs and the Employment Inventions. Such documents may, at the Company’s request, include waivers of all and any statutory moral rights relating to any copyright works which form part of the Employment IPRs. The Company agrees to reimburse your reasonable expenses of complying with this clause 12.7.

12.8

You agree to give all necessary assistance to the Company to enable it to enforce its Intellectual Property Rights against third parties, to defend claims for infringement of third party Intellectual Property Rights and to apply for registration of Intellectual Property Rights, where appropriate throughout the world, and for the full term of those rights.

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12.9

You hereby irrevocably appoint the Company to be your attorney in your name and on your behalf to execute documents, use your name and do all things which are necessary or desirable for the Company to obtain for itself or its nominee the full benefit of this clause. This power of attorney is given by you as security for your obligations under this Clause 12. You acknowledge that a certificate in writing, signed by any director or the secretary of the Company, that any instrument or act falls within the authority conferred by this agreement shall be conclusive evidence that such is the case so far as any third party is concerned.

13.	PAYMENT IN LIEU OF NOTICE

13.1

Notwithstanding clause 2, the Company may, in its sole and absolute discretion, terminate the Appointment at any time and with immediate effect by notifying you that the Company is exercising its right under this clause 13 and that it will make within 28 days a payment in lieu of notice (Payment in Lieu. This Payment in Lieu will be equal to the basic salary (as at the date of termination) which you would have been entitled to receive under this agreement during the notice period referred to at clause 2 (or, if notice has already been given, during the remainder of the notice period) less income tax and National Insurance contributions. For the avoidance of doubt, the Payment in Lieu shall not include any element in relation to:

(a)	any payment in respect of benefits which you would have been entitled to receive during the period for which the Payment in Lieu is made; and

(b)	any payment in respect of any holiday entitlement that would have accrued during the period for which the Payment in Lieu is made.

13.2

You shall have no right to receive a Payment in Lieu unless the Company has exercised its discretion in clause 13.1. Nothing in this clause 13 shall prevent the Company from terminating the Appointment in breach.

13.3

Notwithstanding clause 13.1 you shall not be entitled to any Payment in Lieu if the Company would otherwise have been entitled to terminate the Appointment without notice in accordance with clause 14. In that case the Company shall also be entitled to recover from you any Payment in Lieu already made.

14.	TERMINATION WITHOUT NOTICE

14.1

The Company may terminate your Appointment with immediate effect without notice and with no liability to make any further payment to you (other than in respect of amounts accrued due at the date of termination) if you:

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(a)	are guilty of any gross misconduct affecting the business of the Company;

(b)	commit any serious or repeated breach or non-observance of any of the provisions of this agreement or refuse or neglect to comply with any reasonable and lawful directions of the Company;

(c)	are in the reasonable opinion of the Company, negligent and incompetent in the performance of your duties;

(d)	are declared bankrupt or make any arrangement with or for the benefit of your creditors or have a county court administration order made against you under the County Court Act 1984;

(e)

are convicted of any criminal offence (other than an offence under any road traffic legislation in the United Kingdom or elsewhere for which a fine or non-custodial penalty is imposed) or any offence under any regulation or legislation relating to insider dealing;

(f)	cease to be eligible to work in the United Kingdom;

(g)

are guilty of any fraud or dishonesty or act in any manner which in the opinion of the Company brings or is likely to bring you or the Company into disrepute or is materially adverse to the interests of the Company.

(h)	are in breach of the Company’s anti-corruption and bribery policy and related procedures; or

(i)	are guilty of a serious breach of any rules issued by the Company from time to time regarding its electronic communications systems.

14.2

The rights of the Company under clause 14.1 are without prejudice to any other rights that it might have at law to terminate your Appointment or to accept any breach of this agreement by you as having brought the agreement to an end. Any delay by the Company in exercising its rights to terminate shall not constitute a waiver thereof.

14.3

On the termination of this agreement the provisions of Clauses 1, 11, 12, 15 to 17 and 22 to 29 (inclusive) shall continue in full force and effect and any accrued claims or rights of any party at the time of termination shall not be affected by such termination but otherwise the provisions of this agreement shall cease to be effective.

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15.	GARDEN LEAVE

15.1

Following service of notice to terminate the Appointment by either party, or if you terminate the Appointment in breach of contract, the Company may by written notice place you on Garden Leave for the whole or part of the remainder of the Appointment.

15.2	During any period of Garden Leave:

(a)	The Company shall be under no obligation to provide any work to you and may revoke any powers you hold on behalf of the Company;

(b)	The Company may require you to carry out alternative duties or to only perform such specific duties as are expressly assigned to you, at such location (including your home) as the Company may decide;

(c)	You shall continue to receive your basic salary and all contractual benefits in the usual way and subject to the terms of any benefit arrangement;

(d)	You shall remain an employee of the Company and bound by the terms of this agreement (including any implied duties of good faith and fidelity);

(e)	You shall ensure that the Managing Director or HR Manager know where you will be and how you can be contacted during each working day (except during any periods taken as holiday in the usual way);

(f)	The Company may exclude you from any premises of the Company and

(g)

The Company may require you not to contact or deal with (or attempt to contact or deal with) any officer, employee, consultant, client, customer, supplier, agent, distributor, shareholder, adviser or other business contact of the Company.

(h)	The Company may require you to immediately return all Company property (as detailed in clause 16.1(a)).

16.	OBLIGATIONS ON TERMINATION

16.1	On Termination you shall:

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(a)

immediately deliver to the Company all documents, books, materials, records, correspondence, papers and information (on whatever media and wherever located) relating to the business or affairs of the Company/any Group Company or its business contacts, any keys, credit card and any other property of the Company/any Group Company including any car provided to you, which is in your possession or under your control;

(b)

Irretrievably delete any information relating to the business of the Company stored on any magnetic or optical disk or memory and all matter derived from such sources which is in your possession or under your control outside the Company’s premises; and

(c)	provide a signed statement that you have complied fully with your obligations under this clause 16.1 together with such reasonable evidence of compliance as the Company may request.

17.	POST-TERMINATION RESTRICTIONS

17.1

The Company is a new research and development business in the process of developing (i) an innovative (range extended electric vehicle or REEV) powertrain to be used in commercial vehicles and (ii) trucks and buses which will incorporate such powertrain. The Company intends to (i) manufacture and then sell or lease buses or trucks which have been fitted with the REEV powertrain and (ii) to license this technology to original equipment manufacturers (OEMS) and other companies in the transport sector. Once development is completed, the Company aims to one of the first businesses to bring this REEV powertrain buses/trucks/LGVs/HGV’s fitted with the REEV powertrain to the market. As part of this role you will have access to Confidential Information (including technical information on the (REEV) powertrain and other aspects of the Company’s buses and trucks and ROBORACE), trade secrets and business connections of the Company which would be highly valuable to competitors of the Company (companies who research, develop, sell, license, produce or market a REEV powertrain and companies who research, develop, sell, license, produce or market buses/trucks/ LGV’s/ HGV’s fitted with a REEV powertrain or Restricted Suppliers and would jeopardise ongoing developments of the Company and its position as a market leader for this (REEV) powertrain and the manufacture and development of buses/trucks/ LGV’s/HGV’s fitted with this REEV powertrain.

17.2	You therefore covenant with the Company that you shall not:

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(a)

for 6 months after Termination solicit or endeavour to entice away from the Company the business or custom of a Restricted Customer with a view to providing goods or services to that Restricted Customer in competition with the Company; or

(b)	for 6 months after Termination, offer to employ or engage or otherwise endeavour to entice away from the Company any Restricted Person; or

(c)

for 6 months after Termination, employ or engage or otherwise facilitate the employment or engagement of any Restricted Person, whether or not such person would be in breach of contract as a result of such employment or engagement; or

(d)

for 6 months after Termination, be involved in any Capacity with any business concern which is (or intends to be) in competition with the Company or any business concern which is a Restricted Supplier; or

(e)

for 6 months after Termination, be involved with the provision of goods or services to (or otherwise have any business dealings with) any Restricted Customer in the course of any business concern which is in competition with the Company; or

(f)

at any time after Termination, represent yourself as connected with the Company in any Capacity, other than as a former employee, or use any registered business names or trading names associated with the Company.

17.3	None of the restrictions in clause 17 shall prevent you from:

(a)

holding an investment by way of shares or other securities of not more than 5% of the total issued share capital of any company for investment purposes only, whether or not it is listed or dealt in on a recognised stock exchange; or

(b)	being engaged or concerned in any business concern insofar as your duties of work shall relate solely to geographical areas where the business concerned is not in competition with the Company.

17.4	The restrictions imposed on you by this clause 17 apply to you acting directly or indirectly; and on your own behalf or on behalf of, or in conjunction with, any firm, company or person.

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17.5	The periods for which the restrictions in clause 17 apply shall be reduced by any period that you spend on Garden Leave immediately before Termination.

17.6

If you receive an offer to be involved in a business concern in any Capacity during the Appointment, or before the expiry of the last of the covenants in this clause 17, you shall give the person making the offer a copy of this clause 17.

17.7

Each of the restrictions in this clause 17 is intended to be separate and severable. If any of the restrictions shall be held to be void but would be valid if part of their wording were deleted, such restriction shall apply with such deletion as may be necessary to make it valid or effective.

18.	DISCIPLINARY AND GRIEVANCE PROCEDURES

18.1

The Company’s disciplinary procedure which does not form part of your employment contract is set out in the Company Policies and Procedures, which is available electronically and your manager will advise you on how to access these documents. The Company reserves the right to suspend you at any time, with pay, whilst investigating any disciplinary matter or for a health and safety reason and/or to suspend you without pay as a disciplinary matter.

The Employer’s grievance procedure which does not form part of your employment contract is set out in the Company Policies and Procedures which is available electronically. The purpose of the grievance procedure is to enable you to resolve any problems you may have about any aspect of your Appointment. You should first discuss any such problem with your immediate line manager and only if you are unable to resolve the matter should you then take the steps set out in the grievance procedure.

19.	PENSION AND LIFE ASSURANCE

19.1	The Company will contribute an amount equal to 4% of your annual basic salary, pro rata, to a pension on a monthly basis. Details of this scheme will follow shortly.

19.2	The Company will offer you a life assurance scheme of four times your salary (subject to the terms of the scheme) which shall apply to you during your Appointment.

20.	COLLECTIVE AGREEMENTS

There is no collective agreement which directly affects the Appointment.

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21.	RECONSTRUCTION AND AMALGAMATION

If your Appointment is terminated at any time by reason of any reconstruction or amalgamation of the Company, whether by winding up or otherwise, and you are offered employment with any concern or undertaking involved in or resulting from the reconstruction or amalgamation on terms which (considered in their entirety) are no less favourable to any material extent than the terms of this agreement, you shall have no claim against the Company or any such undertaking arising out of or connected with the termination.

22.	NOTICES

22.1

A notice given to a party under this agreement shall be in writing in the English language and signed by or on behalf of the party giving it. It shall be delivered by hand or sent to the party at the address given in this agreement or as otherwise notified in writing to the other party.

22.2	Any such notice shall be deemed to have been received:

(a)	if delivered by hand, at the time the notice is left at the address or given to the addressee;

(b)	in the case of pre-paid first class UK post or other next working day delivery service, at 9.00 am on the second business day after posting or at the time recorded by the delivery service; or

(c)	in the case of pre-paid airmail, 9.00 am on the fifth business day after posting or at the time recorded by the delivery service; or

(d)	in the case of email, at the time of transmission.

22.3	A notice shall have effect from the earlier of its actual or deemed receipt by the addressee. For the purpose of calculating deemed receipt:

(a)	all references to time are to local time in the place of deemed receipt; and

(b)	if deemed receipt would occur on a Saturday or Sunday or a public holiday when banks are not open for business, deemed receipt is at 9.00 am on the next business day.

22.4	This clause does not apply to the service of any proceedings or other documents in any legal action.

Private and confidential

3rd January 2019

23.	ENTIRE AGREEMENT

23.1

This agreement and any document referred to in it constitutes the entire agreement between the parties and supersedes and extinguishes all previous agreements, promises, assurances, warranties, representations and understandings between them, whether written or oral, relating to its subject matter.

23.2

Each party acknowledges that in entering into this agreement it does not rely on, and shall have no remedies in respect of, any statement, representation, assurance or warranty (whether made innocently or negligently) that is not set out in this agreement.

23.3	Each party agrees that it shall have no claim for innocent or negligent misrepresentation or negligent misstatement based on any statement in this agreement.

23.4	Nothing in this clause shall limit or exclude any liability for fraud.

24.	VARIATION

No variation or agreed termination of this agreement shall be effective unless it is in writing and signed by the parties (or their authorised representatives).

25.	COUNTERPARTS

25.1

This agreement may be executed in any number of counterparts, each of which when executed and delivered shall constitute a duplicate original, but all the counterparts shall together constitute the one agreement.

25.2	No counterpart shall be effective until each party has executed and delivered at least one counterpart.

26.	THIRD PARTY RIGHTS

No one other than a party to this agreement shall have any right to enforce any of its terms.

27.	GOVERNING LAW

This agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the law of England and Wales.

Private and confidential

3rd January 2019

28.	JURISDICTION

Each party irrevocably agrees that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim arising out of or in connection with this agreement or its subject matter or formation (including non-contractual disputes or claims).

29.	DATA PROTECTION

The Company collects and processes personal data relating to your employment in accordance with our Employee Privacy Policy. This policy describes how we collect and use personal information about you during and after your working relationship with us in accordance with the General Data Protection Regulation (GDPR). It is important that you read and familiarise yourself with this policy, you are also required to sign this document to confirm that you have received, read and understood this policy.

Private and confidential

3rd January 2019

Executed and delivered as a deed by each of the parties on the date first set out above.

Executed and delivered as a deed

for and on behalf of Arrival Ltd

by	/s/ Joe Griston	(Chief of Talent)

Accepted and Agreed

Signed and delivered as a deed by Avinash Rugoobur	/s/ Avinash Rugoobur
Signature

in the presence of:

/s/ Priyanka Sahai

Name

Priyanka Sahai

Address

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